Exhibit 10.21

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the "Agreement") is by and between TranSwitch Corporation, a Delaware corporation with its principal offices at 3 Enterprise Drive, Shelton, Connecticut (the “Company”) and Dr. Santanu Das.

This Agreement confirms the termination of your employment with TranSwitch Corporation and the termination of the Executive Agreement (the “1997 Executive Agreement”) and the Agreement for Severance (the “1997 Severance Agreement”), each dated September 12, 1997, and each between you and the Company, all effective on December 1, 2009 (the "Separation Date").  The termination of your employment is by mutual written consent.

As of the Separation Date, you shall cease to serve as the President and Chief Executive Officer of the Company and as an officer of any of the Company’s subsidiaries.  You shall take such further action as shall be reasonably requested by the Company to give effect to the foregoing.

You shall resign from the Board of Directors of the Company on January 31, 2010 or such later date as shall be mutually agreed upon by you and the Company, provided in each case that so long as you shall remain on the Board of Directors of the Company, you shall be entitled to the benefits of the Indemnification Agreement, dated April 3, 2009, between the Company and you, any provisions of the Certificate of Incorporation or By-laws of the Company providing for indemnification of directors and any insurance maintained by the Company for purposes of providing indemnification of directors.  You shall not receive any compensation for serving on the Board of Directors.

1.           Payments; Benefits; Equity Incentives if this Agreement is signed.

In consideration of your agreement, without revocation, to the terms and conditions of this Agreement, and the release of claims as set forth below, the Company will provide you the following payments, benefits and equity incentives.  All payments by the Company described in this Agreement will be subject to applicable tax withholding.

(a)         Separation Pay.  You will receive a lump sum separation payment of $350,000, payable on the first payroll date after the Separation Date, but in no event later than December 31, 2009.  You agree not to receive any compensation for accrued but unused vacation days.

(b)           Benefits.

(i)           Medical and Dental.  The Company will pay or reimburse you for the payment of medical and dental coverage for you and your spouse through end of the “applicable continuation period” (as defined below).  The total amount of the payment or reimbursement for your and your spouse’s continuing coverage during the applicable continuation period  will be limited to the amount of the COBRA premium that the Company could charge you for employee-plus-spouse COBRA coverage, regardless of whether you or your spouse are otherwise eligible for or elect to receive COBRA coverage under the Company’s group health plan or elect to receive coverage outside of the Company’s group health plan.  For the purposes hereof, the “applicable continuation period” for you is the 24-month period beginning on the day next following the date your Company group health plan coverage would otherwise terminate by reason of the termination of your employment (which date is the last day of the month in which your employment terminates); and the “applicable continuation period” for your spouse will begin on the same date as your applicable continuation period and will end on March 31, 2012.  Specific information regarding continuation of your medical and dental benefits has been sent to you under separate cover and the Company will continue to provide you with information necessary for you to continue such benefits.

(ii)           Life and Disability Insurance.  The Company will reimburse your out of pocket premium costs for a period of 24 months following the Separation Date for life insurance and long-term disability insurance and, if available, short-term disability insurance, in each case at coverage levels comparable to those in effect as of the Separation Date, provided that if any such insurance is not available, the Company will pay you, on an annual basis, an amount equal to the cost of such insurance previously provided to you.

(iii)           401(k) plan.  Your right to make additional contributions to the Company’s 401(k) plan shall end as of the Separation Date.  You will retain your rights to any accrued benefits under the 401(k) plan and any other employee benefit plan in which you are a participant.

(iv)           D&O Insurance.  Nothing in this Agreement shall affect your coverage under the Company's directors' and officers' liability insurance policy.  You will continue to be covered by directors’ and officers’ liability insurance for any claims arising in connection with your employment prior to the Separation Date or serving at any time as a director on behalf of the Company or any of its subsidiaries or affiliates on the same basis and to the same extent as any active executives and directors.

(v)           Indemnification.  Nothing in this Agreement shall affect your coverage under the Indemnification Agreement between you and the Company.

(c)           Equity Incentives.  All of your unvested stock options will vest upon the Separation Date.  Any stock options that you hold as of the Separation Date (including any stock options that vest pursuant to the preceding sentence) shall be exercisable through the term of the options or two years, whichever is greater.

(d)           2009 Management Incentive Plan.  You shall not be entitled to receive any other amounts or incentives under the Company’s 2009 Management Incentive Plan or any other Company Incentive Program.

(e)           No Other Payments.  You specifically acknowledge that the payments, benefits and incentives described in Section 1(a), Section 1(b)(i) and (ii) and Section 1(c) above constitute consideration not otherwise owed or due to you but for this Agreement, and that the payments are being provided to you in consideration of your executing, and not revoking, this Agreement.  You shall not be entitled to any other severance, compensation, wages or other payments (including, without limitation, under the Agreements) other than as set forth in this Agreement and any other agreement entered into by the Company and you on or after the date hereof.

2.           Restrictions and Continuing Obligations.

(a)           Confidentiality and Nondisclosure of Information.  You acknowledge that the confidential information of the Company constitutes a valuable, special and unique asset of the Company as to which it has the right to retain and hereby does retain all of its proprietary interests.  In recognition of this fact, you agree that you will continue to comply with the provisions of the agreement captioned “Assignment of Inventions Covenants Against Disclosure, Solicitation, Competition, Violation of the US EEA and Misuse of Intellectual Property”, dated June 10, 2004, previously entered into by you with the Company (the “Assignment of Inventions and Other Covenants Agreement”).  Nothing contained herein shall be deemed to limit your obligation to continue to comply with the provisions of such Agreement.

(b)           Covenant against Competition.  You hereby agree that for a period ending on the later of one (1) year from (i) the Separation Date and (ii) the termination of any other agreement for the provision of services by you to the Company entered into on or after the date hereof, you will not engage in any business, employment or consultancy assignment in the U.S.A., its Territories or Canada, in which you are required to aid in the design or development or marketing or specification or sale or commercialization of any product similar to any product that the Company designed or developed or marketed or specified or sold or otherwise commercialized during your employment with the Company.  You will be allowed to work in the same communications semiconductor industry as the Company in a non-competitive situation upon prior approval of the Company’s Board of Directors (which will not be withheld unreasonably).  Section 6 of the Assignment of Inventions and Other Covenants Agreement shall be of no further force and effect.  Notwithstanding the foregoing, you will be allowed to work on behalf of a venture capital fund, private equity fund or other investment fund, whether as a partner, employee, officer, consultant or otherwise, even if such a fund invests in a company in the same industry as the Company, provided that your services on behalf of such fund do not include your serving as an adviser or consultant to, or an officer, director or employee of, any portfolio company in the same industry as the Company.

(c)           Covenant against Solicitation.  You hereby agree that you will continue to comply with the provisions of the Assignment of Inventions and Other Covenants Agreement previously entered into by you with the Company regarding solicitation of employees, former employees, customers, partners or investors of the Company.

(d)           Cooperation.  You agree to cooperate with the Company in any legal proceedings or with respect to any regulatory matters relating to the period of your employment with the Company, provided that any reasonable travel, room and board expenses which you incur in rendering such cooperation will be reimbursed by the Company, and you shall be reimbursed for your time spent in such cooperation at a reasonable rate commensurate with your stature and other obligations, such rate to be determined by mutual agreement, and provided further that your cooperation shall be at such reasonable times and locations as are consistent with your other commitments..

(e)           No Disparagement.  You agree that you will not publish or communicate any Disparaging (as defined below) remarks, comments or statements regarding the Company or any of its officers, directors or stockholders for any reason whatsoever, and the Company agrees not to publish or communicate any Disparaging remarks, comments or statements regarding you for any reason whatsoever.  ”Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen, abilities or any aspect of the operations or business of the individual or entity being disparaged, that adversely affect the reputation, image, or goodwill of, or are designed to induce others not to do business with, the individual or entity being disparaged.  Nothing in this paragraph shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or the directive of a court, government agency or regulatory organization.

(f)           Other Restrictions.  The restrictions set forth in this Section 2 shall be in addition to any restrictions that you may be subject to pursuant to the terms of the Assignment of Inventions and Other Covenants Agreement previously entered into by you with the Company.  Except to the extent that Section 6 of the Assignment of Inventions and Other Covenants Agreement is modified by Section 2(b) hereof, nothing contained herein shall be deemed to limit your obligation to continue to comply with the provisions of such Agreements.

3.           Releases.

(a)           Release by You.  You and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise and discharge the Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of employment with, change in employment status with, and/or separation of employment from, the Company (collectively, “Claims”).

This release is intended by you to be all encompassing and to act as a full and total release of any Claims, whether specifically enumerated herein or not, that you may have or have had against the Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort, including but not limited to under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act, as amended and any claim for equity, stock options or other benefits; or any other statutory and/or common law claim.  This release does not extend to any claims or affect any rights you may have (i) pursuant to this Agreement, (ii) pursuant to any other agreement you enter into with the Company on or after the date hereof or (iii) under and in accordance with the terms of any employee benefit plans in which you participate.

(b)           Release by the Company.  In consideration of the benefits set forth herein, and other good and valuable consideration that the Company agrees it would not be entitled to without executing this Agreement, the Company, for itself and on behalf of any of its parents, subsidiaries or affiliates, predecessors, successors or assigns (collectively, “Affiliates”), hereby irrevocably and unconditionally releases, acquits and forever discharges you from any and all claims which the Company or any of its Affiliates had, now has or may have now or in the future against you which are in any way connected with, or in any way arise out of or relate to, any cause whatsoever, from the beginning of time through the Separation Date, including, but not limited to, any and all matters relating to or arising out of your employment with the Company or any Affiliate and the cessation thereof.  Notwithstanding the foregoing, this paragraph shall not extend to and will not release any claims that have arisen or arise from (i) your fraudulent conduct, criminal conduct or intentional violation of any material law, (ii) your breach of this Agreement or (iii) your breach of any agreement you enter into with the Company on or after the date hereof.

4.           No Pending Claims.  You represent and warrant that no action, suit or proceeding has been commenced against the Company Released Parties by you, or on your behalf, as of the Separation Date.    The Company represents and warrants that no action, suit or proceeding has been commenced against you by the Company or on the Company's behalf as of Separation Date.

5.           Non-Admission; Inadmissibility.  This Agreement and the performance of the actions required by this Agreement shall not constitute, or in any manner be construed as, an admission by you or the Company that any action either party took with respect to the other was wrongful, unlawful or in violation of any local, state or federal act, statute or constitution or susceptible of inflicting any damages or injury on the other.  The parties expressly deny any such wrongdoing, violation or liability for any and all claims asserted by the other.  This Agreement is entered into solely to resolve all matters related to or arising out of your employment with the Company and the cessation thereof.  Neither this Agreement nor the fact of its execution may be used as evidence in any action or proceeding of any nature by anyone for any purpose except to enforce its terms..

6.           Entire Agreement.  It is mutually understood and agreed that this Agreement constitutes the entire understanding between you and the Company relating to the subject matter of this Agreement and supersede any and all prior agreements or understandings between you and the Company arising out of or relating to your employment with the Company and the cessation thereof; provided, that, nothing contained herein shall be construed to amend or modify the Assignment of Inventions and Other Covenants Agreement.

7.           Choice of Law; Venue.  The laws of the state of Connecticut shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.  For purposes of any actions or proceedings related to this Agreement or your employment with the Company, the parties agree to submit to the exclusive jurisdiction of the state and federal courts of the State of Connecticut.

8.           Arbitration.  Any dispute, controversy or claim between the parties arising out of the interpretation or enforcement of this Agreement or the rights of any party hereunder shall be submitted for resolution to the American Arbitration Association (the “AAA”) pursuant to the AAA’s then existing Employment Arbitration Rules.

9.           Changes or Modifications.  This Agreement may not be changed or modified except by a writing signed by both you and an authorized representative of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.           Effective Date.

(a)           This Agreement is valid only if signed by you and returned to the Company within twenty-two (22) days of the date you receive this Agreement.  You have seven (7) days following the date you sign this Agreement during which to revoke it, by delivering a written notice of revocation to Thomas Richtarich, TranSwitch Corporation, 3 Enterprise Drive, Shelton, CT 06484.  To be effective, such revocation must be received by Thomas Richtarich no later than 11:59 p.m. (Connecticut time) on the seventh (7th) calendar day following your execution of this Agreement.  Provided that it is not revoked, this Agreement will be effective on the eighth (8th) day following the Company's receipt of the valid Agreement signed by you (the "Effective Date").

(b)           You acknowledge that the Company has provided you with at least twenty-one (21) days from the date upon which this Agreement is delivered to you within which to consider the terms and effect of this Agreement.  You agree that any changes made to the Agreement from the time it was first offered to you, whether material or immaterial, do not restart the running of the 21-day period.  If you elect to execute this Agreement before the expiration of the 21-day period, you acknowledge that you have chosen, of your own free will without any duress, to waive your right to the full twenty-one (21) days.

(c)           The Company hereby advises you to consult with an attorney prior to signing this Agreement.

11.           Acknowledgements.  By signing this Agreement, you acknowledge that:

(a)           You have read this Agreement;

(b)           You understand and know that you are giving up important rights, including but not limited to rights under the acts, statutes, codes, ordinances, rules and laws set forth in Section 3(a) of this Agreement, and any other constitutional, statutory common law rights and privileges;

(c)           You understand that as a result of entering into this Agreement you will not have the right to assert that the Company unlawfully terminated your employment or violated any rights in connection with your employment;

(d)           Except as set forth herein, no promises or inducements for this Agreement have been made, and you are entering into this Agreement without reliance upon any statement or representation by any of the Company Released Parties or any other person concerning any fact material hereto;

(e)           You are signing this Agreement knowingly, voluntarily, and free of any duress.

12.           Section Headings.  Section headings contained in this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any provision hereof.

13.           Severability.  It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by law.  In case any provision of this Agreement shall be declared by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable as written, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law.  In addition, if any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

14.           Counterparts.  This Agreement may be executed in counterparts.

If this Agreement is acceptable to you, please sign it and return it to Thomas Richtarich within time frame specified in Section 10(a).

Sincerely yours,

/s/ Robert A. Bosi
Robert A. Bosi
Vice President and Chief Financial Officer, TranSwitch Corporation

Agreed and Accepted on this
6th day of November, 2009	Witnessed

/s/ Dr. Santanu Das	/s/ Thomas P. Richtarich
Dr. Santanu Das	Print Name: